                                      Exhibit 1

                               STOCK PURCHASE AGREEMENT

                                       BETWEEN

                INTER-MOUNTAIN CAPITAL CORP., A DELAWARE CORPORATION,
                                     AS PURCHASER

                                         AND

                         UTAH RESOURCES INTERNATIONAL, INC.,
                                  A UTAH CORPORATION
                                    AS THE COMPANY

                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I - PURCHASE AND SALE OF SHARES...................................... 2

    Section 1.1   Closing...................................................  2
    Section 1.2   Sale of Shares............................................  2
    Section 1.3   Option....................................................  2
    Section 1.4   Price.....................................................  3

    ARTICLE II - REPRESENTATIONS, WARRANTIES AND COVENANTS
                 OF THE COMPANY.............................................  3

    Section 2.1   Existence, Good Standing and Authority....................  3
    Section 2.2   Capital Stock.............................................  5
    Section 2.3   Subsidiaries and Investments..............................  6
    Section 2.4   Financial Statements......................................  6
    Section 2.5   Absence of Changes........................................  6
    Section 2.6   Articles, By-laws, Books and Records......................  9
    Section 2.7   Copies of Documents.......................................  9
    Section 2.8   Title to Properties; Encumbrances.........................  9
    Section 2.9   Real Property.............................................  9
    Section 2.10  Leases....................................................  9
    Section 2.11  Material Contracts........................................  9
    Section 2.12  Restrictive Documents..................................... 11
    Section 2.13  Litigation................................................ 11
    Section 2.14  Taxes..................................................... 11
    Section 2.15  Absence of Undisclosed Liabilities........................ 12
    Section 2.16  Insurance................................................. 12
    Section 2.17  Intellectual Property..................................... 12
    Section 2.18  Compliance with Laws...................................... 13
    Section 2.19  Employee Benefit Plans.................................... 13
    Section 2.20  Bank Accounts, Powers of Attorney and Compensation of
                  Employees................................................. 15
    Section 2.21  Environmental............................................. 15
    Section 2.22  Broker's or Finder's Fees................................. 17
    Section 2.23  Intentionally Omitted..................................... 17
    Section 2.24  Disclosure................................................ 17
    Section 2.25  Reports................................................... 17

ARTICLE III - REPRESENTATIONS, WARRANTIES AND COVENANTS
             OF THE PURCHASER............................................... 17

    Section 3.1   Existence and Good Standing of Purchaser/Corporate
                  Authority................................................. 18
    Section 3.2   Broker's or Finder's Fees................................. 18
    Section 3.3   Settlement Agreement...................................... 19
    Section 3.4   SEC Filings ...............................................19

ARTICLE IV - CONDUCT OF BUSINESS; REVIEW.....................................19

    Section 4.1   General................................................... 19
    Section 4.2   Notices and Consents...................................... 19
    Section 4.3   Conduct of Business of the Company........................ 19
    Section 4.4   Exclusive Dealing......................................... 20
    Section 4.5   Review of the Company..................................... 20

ARTICLE V - CONDITIONS TO PURCHASER'S OBLIGATIONS............................21

    Section 5.1   Opinion of Company's Counsel.............................. 21
    Section 5.2   Good Standing and Tax Certificates........................ 21
    Section 5.3   Environmental............................................. 21
    Section 5.4   Truth of Representations and Warranties................... 21
    Section 5.5   Performance of Agreements................................. 21
    Section 5.6   Company's Certificate..................................... 22
    Section 5.7   Intra-Company Debt........................................ 22
    Section 5.8   Resignations and Election................................. 22
    Section 5.9   Proceedings............................................... 22
    Section 5.10  Fairness Opinion.......................................... 22
    Section 5.11  Termination Expenses...................................... 22
    Section 5.12  Fife Employment Agreement................................. 22

ARTICLE VI - CONDITIONS TO THE COMPANY'S OBLIGATIONS.........................23

    Section 6.1   Opinions of Purchaser's Counsel........................... 23
    Section 6.2   Good Standing Certificates................................ 23
    Section 6.3   Truth of Representations and Warranties................... 23
    Section 6.4   Proceedings............................................... 23

ARTICLE VII - SURVIVAL OF REPRESENTATIONS; INDEMNITY.........................24

    Section 7.1   Survival of Representations and Covenants................. 24
    Section 7.2   Indemnification........................................... 24

ARTICLE VIII - POST-CLOSING COVENANTS........................................25

    Section 8.1   Litigation Support........................................ 25
    Section 8.2   Transition................................................ 25
    Section 8.3   Confidentiality........................................... 25
    Section 8.4   Restrictions on Transfers of Note......................... 26
    Section 8.5   Reverse Split............................................. 26

ARTICLE IX - INTENTIONALLY OMITTED...........................................28

ARTICLE X - MISCELLANEOUS....................................................28

    Section 10.1   Expenses................................................. 28
    Section 10.2   Governing Law............................................ 28
    Section 10.3   Jurisdiction............................................. 28
    Section 10.4   Captions................................................. 28
    Section 10.5   Publicity................................................ 28
    Section 10.6   Notices.................................................. 28
    Section 10.7   Parties in Interest...................................... 29
    Section 10.8   Counterparts............................................. 29
    Section 10.9   Entire Agreement......................................... 29
    Section 10.10  Amendments............................................... 30
    Section 10.11  Severability............................................. 30
    Section 10.12  Third Party Beneficiaries................................ 30
    Section 10.13  Termination of Agreement................................. 30
    Section 10.14  Construction............................................. 30
    Section 10.15  Incorporation of Exhibits and Schedules.................. 30
    Section 10.16  Specific Performance..................................... 31

SCHEDULE 2.1 - Existence, Good Standing, Authority...........................32

SCHEDULE 2.2 - Capital Stock.................................................33

SCHEDULE 2.3 - Subsidiaries and Investments..................................34

SCHEDULE 2.4 - Financial Statements..........................................35

SCHEDULE 2.5 - Absence of Changes............................................36

SCHEDULE 2.6 - Articles, By-laws, Books and Records..........................37

SCHEDULE 2.8 - Title to Properties; Encumbrances.............................38

SCHEDULE 2.9 - Real Property................................................. 39

SCHEDULE 2.10 - Leases....................................................... 40

SCHEDULE 2.11 - Material Contracts........................................... 41

SCHEDULE 2.12 - Restrictive Documents........................................ 42

SCHEDULE 2.13 - Litigation................................................... 43

SCHEDULE 2.14 - Taxes........................................................ 44

SCHEDULE 2.15 - Absence of Undisclosed Liabilities........................... 45

SCHEDULE 2.16 - Insurance.................................................... 46

SCHEDULE 2.17 - Intellectual Property........................................ 47

SCHEDULE 2.18 - Compliance with Laws......................................... 48

SCHEDULE 2.19 - Employee Benefit Plans....................................... 49

SCHEDULE 2.20 - Bank Accounts, Powers of Attorney and
                Compensation of Employees.................................... 50

SCHEDULE 2.21 - Environmental................................................ 52

SCHEDULE 5.7 - Intra-Company Debt.............................................53

SCHEDULE 5.8 - Resignations and Election......................................54

EXHIBIT 1.3 - Option..........................................................55

EXHIBIT 1.4 - Note............................................................56

EXHIBIT 1.4A - Stock Pledge Agreement.........................................57

EXHIBIT 5.1 - Opinion of Company's Counsel................................... 58

EXHIBIT 5.10 - Fairness Opinion...............................................61

EXHIBIT 6.5 - Fife Resume ....................................................62

                               STOCK PURCHASE AGREEMENT


    This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of July 3, 1996 by and among INTER-MOUNTAIN CAPITAL CORP., a Delaware corporation ("PURCHASER") which Purchaser is wholly owned by John Fife ("FIFE"), and UTAH RESOURCES INTERNATIONAL, INC., a Utah corporation (the "COMPANY"). The Purchaser and the Company are each referred to herein as a "Party" and are collectively referred to herein as the "Parties."

                                   R E C I T A L S:

    A. The Company has five million (5,000,000) authorized shares of common, $.10 par value per share stock (the "STOCK"), of which one million two hundred ninety-one thousand one hundred ninety-eight (1,291,198) shares are issued;

    B. The Company has issued options, warrants and instruments convertible into stock for two hundred thousand (200,000) shares;

    C. Contemporaneously with the Closing (as defined herein), the Company is purchasing forty thousand five hundred fifty-two (40,552) shares of the Stock from Anne Morgan and Victoria Morgan pursuant to the 1996 Settlement Agreement (as defined herein);

    D. Pursuant to the terms of a certain Letter of Intent between the Company and the Purchaser, dated April 5, 1996 (the "LETTER OF INTENT"), as amended by that Letter Agreement dated May 31, 1996, and as further amended by that certain Settlement Agreement (as defined below), Purchaser wishes to purchase from the Company and the Company wishes to sell to the Purchaser one million two hundred seventy-five thousand nine hundred twelve (1,275,912) shares of the Stock, which figure may be adjusted on the Closing Date so that Purchaser is purchasing a fifty and one/half percent (50.5%) ownership interest (a "MAJORITY INTEREST") in the Company (the "PURCHASED SHARES");

    E. The Parties intend that, upon consummation of the purchase and sale of the Purchased Shares pursuant to this Agreement, Purchaser shall own fifty and one/half percent (50.5%) of the outstanding Stock of the Company;

    F. The Parties, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, a California corporation ("MTC "), Anne Morgan, Victoria Morgan, Fife, and Robinson & Sheen, L.L.C. (together the "SETTLING PARTIES") entered into a Settlement Agreement, dated as of June 26, 1996, regarding certain matters involving the Company including the transactions contemplated by this Agreement (the "1996 SETTLEMENT AGREEMENT"); and

    G. The Parties, John H. Morgan, Jr., Daisy R. Morgan and Fife entered into a Settlement Agreement, dated as of June 26, 1996, regarding certain matters involving the Company including transactions contemplated by this Agreement (the "1996 MORGAN SETTLEMENT AGREEMENT").


    NOW, THEREFORE, IT IS AGREED:

                                       CLAUSES


                                      ARTICLE I

                             PURCHASE AND SALE OF SHARES

    SECTION 1.1 CLOSING. The consummation of the transactions contemplated hereby (the "CLOSING") shall take place at 10:00 A.M. at the offices of Giauque, Crockett, Bendinger & Peterson, at 170 South Main Street, Suite 400, Salt Lake City, Utah 84101, on July 3, 1996 (the "CLOSING DATE"), or at such other time and date as the Parties shall designate in writing.

    SECTION 1.2 SALE OF SHARES. On the Closing Date, subject to the terms and conditions hereof, the Company shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from the Company the Purchased Shares. The certificates representing such Purchased Shares shall be duly issued to the Purchaser by the Company with all necessary transfer tax and other revenue stamps (acquired at the Company's expense) affixed and canceled.

    SECTION 1.3 OPTION. The Company shall issue an option to the Purchaser to acquire an additional one hundred fifty thousand (150,000) shares of Stock or more (the "OPTION SHARES"), at an exercise price of Three and 35/100 Dollars ($3.35) per share, payable in the same fashion as the Purchased Shares as described in Section 1.4 (the "OPTION PRICE"), such that at all times the Purchaser shall own or have the right to own a Majority Interest of the Company (the "OPTION"). The Option may be exercised, on any one or more occasions, in the event that:

         (i) Outstanding options held as of the date of this Agreement to purchase Stock of the Company which are held by others are exercised; or

         (ii) The Reverse Split, as contemplated and defined in Section 8.5 of this Agreement, occurs; or

         (iii) Any new issuance of stock of the Company or the issuance of instruments convertible into stock of the Company occurs.

    The Option Price shall be payable in the same manner and over a similar time period as set forth in Section 1.4. Notwithstanding anything to the contrary contained herein, an Option exercised pursuant to Section 1.3(iii) shall be made at a purchase price equal to the offering price of such new issuance and shall be payable in the same manner and over a similar time period as set forth in Section 1.4. The Option or any portion thereof shall be exercisable from time to time for a period of ten (10) years. The Option shall be substantially in the form of EXHIBIT 1.3 attached hereto.

    SECTION 1.4 PRICE. In full consideration for the purchase by Purchaser of the Purchased Shares and the Option, Purchaser shall pay to the Company, Three and 35/100 Dollars ($3.35) per share purchased, for an aggregate purchase price of Four Million Two Hundred Seventy-Four Thousand Three Hundred Five and 20/100 Dollars ($4,274,305.20) (the "PURCHASE PRICE"), of which fifteen percent (15%) of the Purchase Price or Six Hundred Forty-One Thousand One Hundred Forty-Five and 78/100 Dollars ($641,145.78) shall be paid by the Purchaser to the Company at the Closing. The balance of the Purchase Price shall be evidenced by Purchaser's Promissory Note (the "NOTE"), in an amount equal to eighty-five percent (85%) of the Purchase Price or Three Million Six Hundred Thirty-Three Thousand One Hundred Fifty-Nine and 42/100 Dollars ($3,633,159.42) in a form attached hereto as EXHIBIT 1.4. The Note shall bear interest at a rate equal to the short-term applicable federal rate published by the Internal Revenue Service, pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended, in effect at the time of the Closing, adjusted on each anniversary of the Note to the applicable short term applicable federal rate in effect on such anniversary date. Interest on the Note shall be paid currently in arrears, which payments shall be due on each anniversary of the Note. Notwithstanding anything to the contrary contained herein, at the Closing, Purchaser shall pay to the Company an amount equal to the first year of interest due under the Note, which amount shall be discounted to the present value (the "FIRST YEAR INTEREST AMOUNT") at the Closing, thereafter interest shall be paid annually in arrears on each anniversary of the Note, beginning with the second anniversary of the Note. The principal and interest accrued under the Note shall be due and payable August 1, 2001. The Note will be secured by the Purchased Shares, as evidenced by a Stock Pledge Agreement in the form as set forth in EXHIBIT 1.4A. Fife, the sole shareholder of Purchaser, shall guarantee twenty-five percent (25%) of all amounts due under the Note. Purchaser further agrees and covenants that all dividends or other distributions from the Company received on the Purchased Shares and the proceeds to be received from any buy-backs of the Purchased Shares by the Company shall be used exclusively to retire the Note until such time as the Note and all interest accrued thereunder has been paid in full.


                                      ARTICLE II

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

    The Company on behalf of itself, and its Affiliates, as hereinafter defined, represents, warrants, covenants and agrees as follows as of the date hereof and as of the Closing Date:

    SECTION 2.1 EXISTENCE, GOOD STANDING AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah (the "COMPANY'S STATE OF INCORPORATION"). Schedule
2.1 sets forth a list of all entities which the Company directly or indirectly, controls, is controlled by or with which the Company is under common control (the "AFFILIATES"), a description of the ownership interest held by the Company in such Affiliates and a list and description of the properties held by such Affiliates and the respective jurisdiction where such Affiliates transact business. The Company and its Affiliates have the power to own their property and to carry on their business as it is now being conducted. The Company is duly qualified to do business and is in good standing in the State of Utah, which is the only jurisdiction in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary. The Company has full power and authority to make, execute, deliver and perform this Agreement and all the related documents as contemplated by this transaction (the "ANCILLARY DOCUMENTS"). The execution, delivery and performance of this Agreement and the Ancillary Documents have been duly authorized and approved by all required corporate action of the Company and does not require any further authorization or consent of the Company or its stockholders. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and each of the Ancillary Documents has been duly authorized by the Company and upon execution and delivery by the Company will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms.

    (a) Except as set forth in Schedule 2.1, neither the execution and delivery of this Agreement, any of the Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

         (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrance on the Purchased Shares or the Option Shares of any of the Company's assets under (1) the Articles of Incorporation or By-Laws of the Company, (2) any material Company agreement, (3) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Company, its Affiliates, its Subsidiaries, as defined herein, or any of the Purchased Shares or the Option Shares, or any of the Company's assets is subject or by which the Company or any of its Affiliates or any of its Subsidiaries, as defined herein, is bound, or (4) any Requirements of Laws, as defined herein, affecting the Company, any of its Affiliates, any of its Subsidiaries, as defined herein, the Purchased Shares, the Option Shares, the assets of any Subsidiary, the assets of any of its Affiliates or any of the Company's assets, which would have a material adverse impact on the Company or any of its Subsidiaries or any of its Affiliates; or

         (ii) require the approval, consent, authorization or act of, or the making by the Company of any declaration, filing or registration with, any Person, as defined herein, which would have a material adverse impact on the Company;

    (b) For the purposes of this Agreement: (i) "SUBSIDIARY" means any entity in which the Company indirectly or directly owns, of record, or beneficially, any outstanding voting securities or other equity interest in any corporation, partnership, joint venture or other entity; (ii) "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted issued or promulgated by any Governmental Body, as defined herein (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law; (iii) "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or Governmental Body; and
(iv) "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

    SECTION 2.2 CAPITAL STOCK. The Company has an authorized capitalization consisting of five million (5,000,000) shares of common stock, $.10 par value, of which one million two hundred ninety-one thousand one hundred ninety-eight (1,291,198) shares are issued and outstanding and three million seven hundred eight thousand eight hundred two (3,708,802) shares are authorized but not issued. All such outstanding Stock have been duly authorized and validly issued and are fully paid and nonassessable. The parties acknowledge that Purchaser is relying upon the representation set forth herein that one million two hundred ninety-one thousand one hundred ninety-eight (1,291,198) shares of the Company are outstanding and that forty thousand five hundred fifty-two shares of Stock are being purchased contemporaneously herewith by the Company from Anne Morgan and Victoria Morgan pursuant to the terms of the 1996 Settlement Agreement. To the extent more than one million two hundred ninety-one thousand one hundred ninety-eight (1,291,198) shares of the Company are outstanding, the Company will immediately issue sufficient shares to Purchaser so that Purchaser retains a Majority Interest. Such shares will be paid for in the same manner and at the same price as set forth in Section 1.4 hereof. Except as set forth on
Schedule 2.2 and except for this Agreement, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated hereby. Except as specifically provided herein, the Purchased Shares and the Option Shares are not subject to any agreement, voting trust, proxy, understanding, judgment or decree, lien, encumbrance, restriction or claim of any kind. The Purchaser hereby acknowledges that the Company and certain directors and shareholders of the Company are parties to a Settlement Agreement dated April 6, 1993 (the "1993 SETTLEMENT AGREEMENT"), a copy of which is attached hereto as a part of Schedule 2.2, which 1993 Settlement Agreement was entered into in connection with the settlement of a stockholders' derivative lawsuit involving the Company. Purchaser agrees that until March 7, 1997 or such earlier date upon which the 1993 Settlement Agreement may be terminated, Purchaser shall vote the Purchased Shares it beneficially owns for each of the directors appointed to the Company's Board of Directors in accordance with the terms of the 1993 Settlement

Agreement. Furthermore, pursuant to the terms of the 1996 Settlement Agreement, the Settling Parties have agreed to use their best efforts immediately following the Closing to petition the Court to terminate the 1993 Settlement Agreement.

    SECTION 2.3  SUBSIDIARIES AND INVESTMENTS.  Schedule 2.3 lists the
Company's subsidiaries (each a "SUBSIDIARY" and collectively the "SUBSIDIARIES") and their respective jurisdictions of incorporation. Except as listed in
Schedule 2.3, neither the Company nor any Subsidiary owns, directly or indirectly, any equity or debt securities of any Person, other than Affiliates and accounts receivable from customers. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power to own its property and to carry on its business as now being conducted. Schedule 2.3 also lists the jurisdictions in which each Subsidiary is qualified as a foreign corporation. Such jurisdictions are the only jurisdictions in which the character or location of the properties owned or leased by each Subsidiary, or the nature of the business conducted by each Subsidiary, make such qualification necessary. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, of record and beneficially, by the Company or a Subsidiary, free and clear of any liens, encumbrances, equities, options or claims whatsoever. No shares of the capital stock of any Subsidiary are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims of any character, voting trusts, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to any of the capital stock of any Subsidiary.

    SECTION 2.4 FINANCIAL STATEMENTS. Schedule 2.4 includes (i) the consolidated (unissued) and consolidating balance sheets of the Company and its Subsidiaries as of December 31, 1995 (the "MOST RECENT YEAR END") and each of the four (4) preceding fiscal years, (ii) the related consolidated statements of income, shareholders' equity and cash flow for the years then ended, all certified by the Company's accountants (the "FINANCIAL STATEMENTS"). The Financial Statements (other than those as of December 31, 1995), including the footnotes thereto, except as indicated therein, were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied throughout the periods indicated and are consistent with the books and records of the Company. The Financial Statements (other than those as of December 31,
1995) are substantially complete and accurate in all material respects and present fairly the financial condition and the results of the operations of the Company and its Subsidiaries and the changes in their financial position for the period indicated and of the Company and its Subsidiaries at the date and/or period indicated. The Financial Statements (other than those as of December 31, 1995), as of their respective dates, contain no untrue statement of any material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 2.5 ABSENCE OF CHANGES. Except as set forth in Schedule 2.5 and except for the transactions described in the Split Off Agreement dated April 25, 1996, by and among the Company, Midwest Railroad Construction and Maintenance Corporation, a Wyoming corporation ("MWRCM"), Robert D. Wolff and Judith J. Wolff (Robert D. Wolff and Judith J. Wolff together are the "WOLFFS"), and except for the transactions contemplated by the 1996 Settlement Agreement and 1996 Morgan Settlement Agreement, since the Most Recent Year End, there has not been:

    (a) any material adverse change in the financial condition, assets, liabilities, business, backlog, operations or manner of conducting the business of the Company, its Subsidiaries or its Affiliates, which has individually or in the aggregate been materially adverse to the properties, assets, business or prospects of the Company and its Subsidiaries and Affiliates considered as a whole;

    (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company, any of its Subsidiaries or any of its Affiliates, considered as a whole;

    (c) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock or assets of the Company, its Subsidiaries or any of its Affiliates or any direct or indirect redemption, purchase or other acquisition of any such stock;

    (d) any issuance or sale, or agreement to issue or sell, any of the capital stock of the Company or any of its Subsidiaries;

    (e) any granting of options, warrants, or other rights calling for the issuance of stock or other corporate securities of the Company or any of its Subsidiaries;

    (f) any disposition of or encumbrance or agreement to dispose of or to encumber, or pledge or granting of a security interest in or agreement to pledge an interest in, any of the business, property or assets of the Company or any of its Subsidiaries or any of its Affiliates or increase or agreement to increase any indebtedness of the Company or any of its Subsidiaries or any of its Affiliates other than in the normal and ordinary course of business;


    (g) any merger or consolidation involving the Company or any of its Subsidiaries or any of its Affiliates or agreement to merge or consolidate with any other corporation; or acquisition of any stock, business, property or assets of any other person, firm, association, corporation or other business organization, except in the normal and ordinary course of business and for use in the business of the Company or its Subsidiaries as currently being conducted;

    (h) any change, or any authorization of any change, in the Company's Articles of Incorporation or by-laws;

    (i) any settlement, cancellation, waiver, release or compromise of any claim or right involving a payment of an amount in excess of Twenty-Five Thousand Dollars ($25,000), except for claims or rights (i) arising and settled in the ordinary course of business with customers (ii) which represent normal types of adjustments made in the course of resolving routine customer disputes and (iii) where no payment has been made, directly or indirectly, as between the Company or any of its Subsidiaries or any of its Affiliates and any of their officers or directors or members of their families;

    (j) (i) any change in the terms of employment of any officer or director of the Company or any of its Subsidiaries or (ii) any salary increase or authorization or payment of bonuses or other benefits payable or to become payable under any bonus, insurance or other benefit plan to executives or other employees, officers, or directors of the Company or any of its Subsidiaries or any of its Affiliates earning more than Fifty Thousand Dollars ($50,000) a year by the Company or any of its Subsidiaries;

    (k) the adoption, modification or termination of any bonus, profit sharing, incentive compensation, pension, retirement, insurance, severance or other plan, contract or commitment with respect to the Company and its Subsidiaries;

    (l) any loan or advance to any person or any guaranty of any indebtedness of any other Person except (i) a normal travel advance or other reasonable expense advance to an officer or employee of the Company or any of its Subsidiaries or (ii) pursuant to normal trade terms extended to customers;

    (m) any cancellation by the Company or any of its Subsidiaries, without payment in full, of any notes, loans, or other obligations receivable from any officer or director of the Company or of any of its Subsidiaries or any member of their families, or from any corporation, partnership, or other entity in which any officer or director of the Company or any of its Subsidiaries, or any member of their families, has any direct or indirect interest;

    (n) any material transaction, occurrence, action or failure to act by the Company or any of its Subsidiaries, considered as a whole, other than in the ordinary course of business, except the transactions contemplated by this Agreement;

    (o) any sale or granting to any party or parties of any license, franchise, option or other right of any nature whatsoever to sell, distribute, or otherwise deal in or with the merchandise of the Company and its Subsidiaries or any license or sublicense to use any Intellectual Property (as defined in Section 2.17 below) of the Company or any of its Subsidiaries, except in the ordinary course of business;

    (p) any change in the accounting methods or practices of the Company or any of its Subsidiaries or any change in depreciation or amortization policies or rates theretofore adopted by the Company or any of its Subsidiaries; or


    (q) any agreement or commitment by the Company or any of its Subsidiaries or any of its Affiliates to do or take any of the actions referred to in any of the foregoing paragraphs of this Section 2.5.

    SECTION 2.6 ARTICLES, BY-LAWS, BOOKS AND RECORDS. Copies of the Company's and its Subsidiaries' Articles of Incorporation (certified by the Utah Secretary of State and/or the appropriate state of incorporation) and the By-laws (certified by the Secretary of the Company and the applicable Subsidiary) which have been delivered to Purchaser are true and complete. The respective minute books of the Company and its Subsidiaries, as previously made available to the Purchaser and its representatives, contain accurate records of all meetings of and corporate actions or written consents by the respective stockholders and Boards of Directors of the Company and each of its Subsidiaries. Except as set forth in Schedule 2.6, the Company and its Subsidiaries do not have any of their respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company and its Subsidiaries.

    SECTION 2.7 COPIES OF DOCUMENTS. The Company has caused to be made available for inspection and copying by the Purchaser herein and its advisers, true, complete and correct copies of all documents referred to herein or in any Schedule or any Exhibit furnished by the Company to the Purchaser and all documents and materials within the Company's possession.

    SECTION 2.8 TITLE TO PROPERTIES; ENCUMBRANCES. To the best of the Company's knowledge, and except as set forth in Schedule 2.8 and except for properties and assets reflected in the Financial Statements or acquired since the Most Recent Year End which have been sold or otherwise disposed of in the ordinary course of business, the Company and each of its Subsidiaries and Affiliates has good, valid and marketable title to (a) all its properties and assets (real and personal, tangible and intangible), including, without limitation, all the properties and assets reflected in the Financial Statements, except as indicated in the notes thereto, and (b) all the properties and assets purchased by the Company and each Subsidiary and each Affiliate since the Most Recent Year End; in each case subject to no liens, claims, encumbrances, charges or other restrictions of any kind or character other than those which are currently of record.

    SECTION 2.9 REAL PROPERTY. Schedule 2.9 is an accurate and complete list and description of all real property (the "REAL PROPERTY") owned in whole or in part by the Company or any of its Subsidiaries and includes the name of the record title holder thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. Each of the Company and its Subsidiaries has good and marketable title in fee simple to all the Real Property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except as set forth in Schedule 2.9. Except as set forth in
Schedule 2.9, no condemnation proceeding is pending or, to the best knowledge, information and belief of the Company, threatened which would preclude or impair the use of any of the Real Property by the Company or such Subsidiary for the purposes for which it is currently used. The Real Property owned by the Company is comprised of approximately three hundred ninety (390) or more acres which acreage is zoned for a residential density of R110 or higher.

    SECTION 2.10 LEASES. Schedule 2.10 is an accurate and complete list and description of the terms of all leases to which the Company or any Subsidiary is a party (as lessee or lessor). Each lease listed on Schedule 2.10 is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares or the granting of the option for the Option Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. Neither the Company nor any Subsidiary has violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge, information and belief of the Company, all of the covenants to be performed by any other party under any such lease have been fully performed.

    SECTION 2.11 MATERIAL CONTRACTS. Except as set forth in Schedule 2.11, neither the Company nor any of its Subsidiaries has or is bound by (a) any agreement, contract or commitment relating to the employment of any person by the Company or any Subsidiary, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or employee benefit plan (b) any agreement, indenture or other instrument which restricts payment of dividends or any other distribution in respect of its capital stock,
(c) any agreement, contract or commitment relating to capital expenditures,
(d) any loan or advance to, or investment in, any other Person or any agreement, contract or commitment relating to the making of any such loan, advance, or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business),
(f) any management service, consulting or any other similar type contract,
(g) any agreement, contract or commitment limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any other Person, (h) any agreement, contract or commitment not entered into in the ordinary course of business which is not cancelable without penalty within thirty (30) days or (i) any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of the Company or any of its Subsidiaries; and with respect to items
(a)-(i) above which involves Twenty-Five Thousand Dollars ($25,000) or more. Each contract or agreement set forth in Schedule 2.11 is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Neither the Company nor any such Subsidiary has violated any of the terms or conditions of any contract or agreement set forth in Schedule 2.11 in any material respect, and, to the best knowledge, information and belief of the Company, all of the covenants to be performed by any other party thereto have been fully performed. Contracts or agreements made in the ordinary course of business involving payments of less than Twenty-Five Thousand Dollars ($25,000), in the aggregate, in any year shall be deemed not to be material for purposes of this Section 2.11.

    SECTION 2.12 RESTRICTIVE DOCUMENTS. To the best of the Company's knowledge and except as set forth in Schedule 2.12, neither the Company, nor any of its Subsidiaries, is subject to, or a party to any articles of incorporation, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which materially and adversely affects the business practices, operations or condition of the Company or any of its Subsidiaries or any of their assets or property, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Company with the terms, conditions and provisions hereof or the continued operation of the Company's or any Subsidiary's business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of the Company or any Subsidiary to acquire any property or conduct business in any area. Except as set forth in Schedule 2.12, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation of the transactions contemplated by the Agreement.

    SECTION 2.13 LITIGATION. Except as set forth in Schedule 2.13 and in the 1996 Settlement Agreement, and the 1996 Morgan Settlement Agreement, there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge, information and belief of the Company any investigation by) any governmental or other instrumentality or agency, pending or, against or affecting the Company or any of its Subsidiaries, or any of their properties or rights which could materially and adversely affect the right or ability of the Company or any of its Subsidiaries to carry on its business as now conducted, or which could materially and adversely affect the condition, whether financial or otherwise, or properties of the Company or any of its Subsidiaries. Except as set forth in Schedule 2.13 and in the 1996 Settlement Agreement, and in the 1996 Morgan Settlement Agreement, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a material adverse affect on any of its operations, business practices or on its ability to acquire any property or conduct business in any area.

    SECTION 2.14 TAXES. Except as set forth on Schedule 2.14, the Company has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, the Company or any of its Subsidiaries. Such returns and reports reflect accurately all liability for taxes of the Company and all of its Subsidiaries for the periods covered thereby. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, the Company or any of its Subsidiaries have been fully paid or adequately disclosed and fully provided for in the books of account and Financial Statements of the Company and its Subsidiaries. The federal income tax liability of the Company and its Subsidiaries has been finally determined for all periods to and including the Most Recent Fiscal Year End. No examination of any tax return of the Company or any of its Subsidiaries is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company or any of its Subsidiaries.

    SECTION 2.15 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the Financial Statements or referred to in the footnotes thereto, other than liabilities incurred subsequent to the Most Recent Year End in the ordinary course of business not involving borrowings by the Company or any Subsidiary. Except as set forth on
Schedule 2.15, neither the Company nor any of its Subsidiaries is in default in respect of the terms or conditions of any indebtedness. Neither the Company nor any Subsidiary is directly or indirectly liable, by guaranty or otherwise, upon or with respect to any debt, dividend or obligation of any person, corporation, association, partnership or other entity.

    SECTION 2.16 INSURANCE. Schedule 2.16 contains an accurate and complete list and brief description (including nature of coverage, limits, and the loss experiences for the most recent three (3) years with respect to each type of coverage) of all insurance policies which the Company and its Subsidiaries maintain with respect to their businesses, properties or employees. Each such policy is in full force and effect free from any right of termination on the part of the insurance carriers. Seller has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Company, its Subsidiaries and their property and assets are normally exposed in the operation of their respective businesses. Since the Most Recent Year End, there has not been any material adverse change in the Company's or any Subsidiary's relationship with its insurers or in the premiums payable pursuant to such policies and Company shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date.

    SECTION 2.17 INTELLECTUAL PROPERTY. Schedule 2.17 contains an accurate and complete list of all domestic and foreign letters patent, patents, patent applications, patent licenses, technology, software licenses and know-how licenses, trade secrets, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications (collectively, "INTELLECTUAL PROPERTY") owned or used by the Company and its Subsidiaries in the operation of their respective businesses. Unless otherwise set forth on Schedule 2.17, the Company and its Subsidiaries collectively own the entire right, title and interest in and to such Intellectual Property (including, without limitation, the exclusive right to use and license the same), and each item constituting part of such Intellectual Property has been, to the extent set forth on Schedule 2.17, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign, as are set forth on
Schedule 2.17 and such registrations, filings and issuances remain in full force and effect. To the best knowledge, information and belief of the Company, except as set forth on such Schedule 2.17, there are no pending or threatened proceedings or litigation or other adverse claims affecting or with respect to such Intellectual Property. Schedule 2.17 lists all notices or claims currently pending or received by the Company or any of its Subsidiaries during the past two years which claim infringement by the Company or such Subsidiary of any Intellectual Property. Except as set forth in Schedule 2.17, there is, to the best knowledge, information and belief of the Company, no reasonable basis upon which a claim may be asserted against the Company or any of its Subsidiaries for infringement of any Intellectual Property. To the best knowledge, information and belief of the Company, except as set forth on Schedule 2.17, no Person is infringing any of the Intellectual Property used by the Company and its Subsidiaries in the operation of their respective businesses.

    SECTION 2.18 COMPLIANCE WITH LAWS. To the best knowledge of the Company, the Company and its Subsidiaries have each complied in all respects with all laws, regulations and orders applicable to them or their businesses and have obtained all governmental permits or licenses (if any) required by their businesses, where the failure to comply with such law, regulation or order or the failure to obtain such permit or license would have a material adverse effect on the business of the Company and its Subsidiaries, considered as a whole, and the present uses of the properties of the Company and its Subsidiaries do not violate in any respect any law, regulation or order except such violations which would not have a material adverse effect on the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice or warnings from any governmental authority or other party with respect to any failure or alleged failure of the Company or any of its Subsidiaries to comply with any material law, regulation or order, and, to the best knowledge of the Company and its Subsidiaries, no such notice or warning is proposed or threatened. In addition, and not in limitation of the foregoing, the Company and each of its Subsidiaries has obtained all permits, certificates, licenses, registrations, approvals and other authorizations required under all applicable environmental, safety and health laws, ordinances, orders and regulations necessary for the lawful conduct of its business as it is currently conducted, and where the failure to obtain such permit, certificate, license, registration, approval, or other authorization would have a material adverse effect on the business of the Company and its Subsidiaries, considered as a whole. Each of such environmental, health and safety permits, certificates, licenses, registrations, approvals and other authorizations of the Company and its Subsidiaries are in full force and effect. The Company and each of its Subsidiaries is fully in compliance with all material requirements or schedules of compliance of all such environmental, health and safety permits, certificates, licenses, registrations, approvals and other authorizations held by them. Except as set forth on Schedule 2.18, no citation or other notice has been received by the Company or any of its Subsidiaries from, and, to the knowledge of the Company and its Subsidiaries, no such investigation or review is pending or has been threatened by, any federal, state or local government entity with respect to any applicable violation pertaining to the business of the Company or its Subsidiaries, or with respect to any applicable environmental law, ordinance, regulation, order, policy or guidelines, or any alleged failure to have all environmental, health and safety permits, certificates, licenses, registrations, approvals, variances, consent orders and other authorizations required in connection with the conduct of such businesses.

    SECTION 2.19  EMPLOYEE BENEFIT PLANS.

    (a) LIST OF PLANS. Schedule 2.19 is an accurate and complete list of all employee benefit plans ("EMPLOYEE BENEFIT PLANS") within the meaning of
Section 3(3) of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 2.19, all employers (whether or not incorporated) which by reason of common control are treated together with the Company as a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "CODE") since September 2, 1974).

    (b) STATUS OF PLANS. Neither the Company nor any of its Subsidiaries maintains or contributes to any such Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Sections 412 or 418B of ERISA, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Neither the Company nor any of its Subsidiaries has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of the Company or any of its Subsidiaries or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Sections 4062(f), 4063 or 4064 of ERISA, and knows of no facts or circumstances which might give rise to any liability of the Company or any of its Subsidiaries to the PBGC under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against Purchaser by the PBGC. Neither the Company nor any of its Subsidiaries has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could result in any liability to a Multiemployer Plan.

    (c) CONTRIBUTIONS. Full payment has been made of all amounts which the Company or any of its Subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any of its Subsidiaries is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. The Company has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

    (d) TAX QUALIFICATION. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

    (e) TRANSACTIONS. No Reportable Event (as defined in Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan and neither the Company nor any of its Subsidiaries has engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code nor has any of their respective directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

    (f) OTHER PLANS. Neither the Company nor any of its Subsidiaries presently maintains any employee benefit plans or any other foreign pension, welfare or retirement benefit plans other than those listed in Schedule 2.19.

    (g) DOCUMENTS. The Company has delivered or caused to be delivered to the Purchaser and its counsel true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service Determination Letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code and (ii) Form 5500 for the most recent completed fiscal year for each Employee Benefit Plan required to file such form.

    SECTION 2.20 BANK ACCOUNTS, POWERS OF ATTORNEY AND COMPENSATION OF EMPLOYEES. Schedule 2.20 is an accurate and complete list showing (a) the name and address of each bank in which the Company or any of its Subsidiaries has an account or safe-deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and the balances of each such account as of the date hereof, (b) the names of all persons, if any, holding powers of attorney from the Company or any of its Subsidiaries and a summary statement of the terms thereof and (c) the names of all persons whose compensation from the Company or any of its Subsidiaries for the fiscal year ended on the Most Recent Fiscal Year End exceeded an annualized rate of Fifty Thousand Dollars ($50,000), together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

    SECTION 2.21  ENVIRONMENTAL.

    (a)  To the best knowledge of the Company, except as set forth in
Schedule 2.21, the Company and each of its Subsidiaries have duly complied with, and the Real Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder. Except as set forth in
Schedule 2.21, the Company and each of its Subsidiaries have not received any notice of, and neither knows of nor suspects, any fact(s) which might constitute violation(s) of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the history, use, ownership or occupancy of the Real Property, and is not in violation of any covenants, conditions, easements, rights-of-way or restrictions affecting the Real Property or any rights appurtenant thereto.

    (b)  To the best knowledge of the Company, except as set forth in
Schedule 2.21, there has been no emission, spill, dumping, storage, impoundment, release or discharge into or upon (i) the air, (ii) soils, or any improvements located thereon, (iii) surface water or groundwater, or (iv) the sewer, septic system or solid or liquid waste treatment storage or disposal system servicing the Real Property, of any toxic or hazardous wastes or "hazardous substances" (as such term is defined at 42 U.S.C. Section 9601(ii) and Sections 1003.14 and 1003.15 of the Utah Environmental Protection Act, [Utah Reference], but shall include petroleum crude oil and any fraction thereof), or petroleum products or wastes at or from the Real Property (any of which is hereafter referred to as a "HAZARDOUS DISCHARGE"), and the Real Property including the groundwater under the Real Property, are free of all such toxic or hazardous substances or wastes whether discharged from the Property or from any other property.

    (c)  To the best knowledge of the Company, except as set forth in
Schedule 2.21, there has been no complaint, order, directive, claim, citation, request for information or notice by any governmental authority or any other person or entity with respect to (i) air emission, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the Real Property, (iii) noise emissions, (iv) solid or liquid waste disposal whether hazardous or non-hazardous, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes, or (vi) other environmental, health or safety matters affecting the Company or any of its Subsidiaries, the Real Property, any improvements located thereon or the business therein conducted (any of which is hereafter referred to as an "ENVIRONMENTAL COMPLAINT").

    (d) To the best knowledge of the Company, the Company has provided Purchaser with true, accurate and complete information pertaining to the environmental history of the Real Property and there are no asbestos-containing materials, PCB-containing materials (including, but not limited to, power transformers or fluorescent light ballasts or fixtures) or underground storage tanks located at the Real Property.

    (e) The Company and each Subsidiary has been issued, and shall maintain until the Closing Date, all required federal, state and local permits, licenses, certificates and approvals relating to (i) air emission, (ii) discharges to surface water or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of "special," toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous), or (vi) other environmental, health or safety matters. An accurate and complete list of all such permits, licenses, certificates or approvals is set forth on Schedule 2.21.

    SECTION 2.22 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated hereby for which the Purchaser could become obligated.

    SECTION 2.23  Intentionally Omitted.

    SECTION 2.24 DISCLOSURE. To the best of the Company's knowledge, neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Company's or any of its Subsidiaries', directors or officers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company which materially and adversely affects the business, prospects or financial condition of the Company or any of its Subsidiaries or their respective properties or assets, which has not been set forth in this Agreement or in the Schedules, Exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement.

    SECTION 2.25 REPORTS. The Company has previously delivered to the Purchaser true and complete copies of its (a) Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Immediate Reports on Form 8-K filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission (the "SEC") from January 1, 1993, until the date hereof, (b) proxy and information statements relating to all meetings of its stockholders (whether annual or special) and actions by written consent in lieu of a stockholders' meeting from January 1, 1993 until the date hereof, and (c) all other reports or registration statements filed by the Company with the SEC from January 1, 1993 until the date hereof (collectively, the "COMPANY SEC REPORTS"). The Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has not filed SEC Form 10-Q's for the periods ending March 31, 1995, June 30, 1995, September 30, 1995, and March 31, 1996, or a Form 10-K for the fiscal year ending December 31, 1995.


                                     ARTICLE III

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

    The Purchaser represents, warrants, covenants and agrees as follows as of the date hereof and as of the Closing Date:

    SECTION 3.1 EXISTENCE AND GOOD STANDING OF PURCHASER/CORPORATE AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the power to own its property and to carry on its business as it is now being conducted. The Purchaser is duly qualified to do business and is in good standing in the States of Delaware and Utah, which are the only jurisdictions in which the character or location of the properties owned or leased by the Purchaser or the nature of the business conducted by the Purchaser makes such qualification necessary. The Purchaser has full power and authority to make, execute, deliver and perform this Agreement and all the related documents as contemplated by this transaction. The execution, delivery and performance of this Agreement and the Ancillary Documents have been duly authorized and approved by all required corporate action of Purchaser, and do not require any further authorization or consent of the Purchaser. This Agreement has been duly authorized, executed and delivered by the Purchaser and is the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, and each of the Ancillary Documents has been duly authorized by the Purchaser and upon execution and delivery by the Purchaser will be a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms. The issuance and delivery of the Note has been approved by all required corporate action of the Purchaser.

    Neither the execution and delivery of this Agreement, and any of the Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

         (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrances on any of the Purchaser's assets under (1) the Articles of Incorporation or By-Laws of the Purchaser, (2) any agreement, (3) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Purchaser or any of the Purchaser's assets is subject or by which the Purchaser is bound, or (4) any Requirements of Law affecting the Purchaser or any of the Purchaser's assets, which would have a material adverse impact on the Purchaser; or

         (ii) require the approval, consent, authorization or act of, or the making by the Purchaser of any declaration, filing or registration with any Person, which would have a material, adverse impact on the Purchaser.

    SECTION 3.2 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated hereby for which the Company could become obligated.

    SECTION 3.3 SETTLEMENT AGREEMENT. Pursuant to the terms of the 1993 Settlement Agreement, dated April 6, 1993, a copy of which is attached hereto as a part of Schedule 2.2, associated with the settlement of a stockholders' derivative lawsuit, the Purchaser hereby agrees that until March 7, 1997 or such earlier date upon which the 1993 Settlement Agreement may be terminated, Purchaser shall vote the Purchased Shares it beneficially owns, for each of the directors appointed to the Company's Board of Directors in accordance with the terms of the 1993 Settlement Agreement. Purchaser acknowledges and agrees that the 1996 Settlement Agreement requires Purchaser to use its best efforts to petition the appropriate court for purposes of terminating the 1993 Settlement Agreement.

    Section 3.4 SEC FILINGS. Purchaser acknowledges that the Company has not filed SEC Form 10-Q's for the periods ending March 31, 1995, June 30, 1995, September 30, 1995, and March 31, 1996, or a Form 10-K for the fiscal year ending December 31, 1995.


                                      ARTICLE IV

                             CONDUCT OF BUSINESS; REVIEW

    SECTION 4.1 GENERAL. Each of the parties hereto will use its best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth below).

    SECTION 4.2 NOTICES AND CONSENTS. The Company and its Subsidiaries will give any notices to third parties, and will use its best efforts to obtain any third party consents, that the Purchaser may request in connection with the matters pertaining to the Company and its Subsidiaries disclosed or required to be disclosed in the Schedules hereto. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that he, she or it may be required to give, make, or obtain.

    SECTION 4.3 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date hereof to the Closing Date, the Company and each of its Subsidiaries shall conduct their respective operations only according to their ordinary and usual course of business and to use their best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees, and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them. Notwithstanding the immediately preceding sentence, pending the Closing Date and except as may be first approved by the Purchaser or as is otherwise permitted or required by this Agreement, (a) the Company and each of its Subsidiaries shall maintain their respective Articles of Incorporation and By-laws, in their form on the date hereof, (b) the Company shall maintain the compensation payable or to become payable by the Company and each of its Subsidiaries to any officer, employee or agent being paid Fifty Thousand Dollars ($50,000) per year or more on the Most Recent Fiscal Year End, at their levels on the date of this Agreement, (c) the Company and each of its Subsidiaries shall refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that may have already been accrued, (d) the Company and each of its Subsidiaries shall refrain from entering into any contract or commitment except contracts in the ordinary course of business,
(e) the Company and each of its Subsidiaries shall refrain from making any change affecting any bank, safe-deposit or power of attorney arrangements of the Company or any such Subsidiary, (f) the Company shall not permit any changes in its or any Subsidiaries Capital structure, issue any additional shares or sell any additional shares of its capital stock, nor instruments convertible into shares, and (g) the Company shall consult with Purchaser regarding all material litigation involving the Company and/or its directors and officers. During the period from the date hereof to the Closing Date, the Company shall confer on a regular and frequent basis with one or more designated representatives of the Purchaser to report material operational matters and to report the general status of ongoing operations. The Company and each of its Subsidiaries shall notify Purchaser of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property of the Company and each of its Subsidiaries, and shall keep Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith; provided, however, that no such notice shall be deemed to amend or supplement any of the representations or warranties of the Company under this Agreement or any Schedule or any Exhibit hereto.

    SECTION 4.4 EXCLUSIVE DEALING. During the period from the date hereof to the Closing Date, the Company shall refrain from taking any action, and shall cause the directors, officers and principal shareholders to refrain from taking any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group, other than the Purchaser, concerning any purchase of the Stock or any merger, sale of substantially all of the assets, or similar transaction or business combination involving the Company. The Company will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

    SECTION 4.5 REVIEW OF THE COMPANY. The Company and each of its Subsidiaries shall permit the Purchaser and its representatives to have, after the date hereof, full access to the premises, assets, books and records of the Company and its Subsidiaries and shall cause the officers of the Company and each of its Subsidiaries to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as the Purchaser shall from time to time reasonably request. In the event of termination of this Agreement, the Purchaser shall keep confidential any material information obtained from the Company or any Subsidiaries concerning the Company's and its Subsidiaries' respective properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and shall return to the Company and its Subsidiaries all copies of any schedules, statements, documents or other written information obtained in connection therewith.


                                      ARTICLE V

                        CONDITIONS TO PURCHASER'S OBLIGATIONS

    The obligation of the Purchaser to purchase the Purchased Shares on the Closing Date is subject to the following conditions:

    SECTION 5.1 OPINION OF COMPANY'S COUNSEL. The Company shall have furnished the Purchaser with a favorable opinion, dated the Closing Date, addressed to the Purchaser, of the Company's counsel, in form and substance satisfactory to the Purchaser and its counsel, to the effect set forth in
EXHIBIT 5.1 hereto.

    SECTION 5.2 GOOD STANDING AND TAX CERTIFICATES. The Company shall have delivered to the Purchaser (a) copies of the Company's and its Subsidiaries' respective Articles of Incorporation, including all amendments thereto, certified by the Secretary of State or other appropriate official of each of their jurisdictions of incorporation, (b) certificates from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation to the effect that each of the Company and its Subsidiaries is in good standing or subsisting in such jurisdiction, (c) a certificate from the Secretary of State or other appropriate official in each state in which the Company or any Subsidiary is qualified to do business to the effect that the Company or the applicable Subsidiary is in good standing in such state, and
(d) a copy of the Company's and the Subsidiaries' By-Laws including all amendments thereto, certified by the Company's Secretary.

    SECTION 5.3  ENVIRONMENTAL.  Except for those properties identified on
Schedule 2.21, prior to the Closing Date, there shall be no Hazardous Discharge, Environmental Complaint or material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the operations, or prospects of the Company and its Subsidiaries, and the Chairman of the Board of the Company shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

    SECTION 5.4 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement or in any Schedule or Exhibit delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Company shall have delivered to the Purchaser a certificate by the Chairman of the Board, dated the Closing Date, to such effect.

    SECTION 5.5 PERFORMANCE OF AGREEMENTS. Each and all of the agreements of the Company to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and the Company shall have delivered to the Purchaser a certificate executed by the Chairman of the Board, dated the Closing Date, to such effect.

    SECTION 5.6 COMPANY'S CERTIFICATE. The Company shall have delivered to the Purchaser a certificate, dated the Closing Date and executed by its President, in the form attached hereto as EXHIBIT 5.6.

    SECTION 5.7  INTRA-COMPANY DEBT.  Except as identified and described on
Schedule 5.7, the 1996 Settlement Agreement, 1996 Morgan Settlement Agreement, and this Agreement, all indebtedness, other than travel and similar advances, of the shareholders, directors, officers and employees of the Company and any of its Subsidiaries to the Company shall have been repaid in full.

    SECTION 5.8 RESIGNATIONS AND ELECTION. At the Closing, the Purchaser shall receive the resignations, effective as of the Closing, of all of the officers of the Company as identified on Schedule 5.8. Once the Closing has occurred, the Board of Directors of the Company immediately shall elect Fife President and Chief Executive Officer of the Company and Mr. Fife shall be appointed to the Board of Directors. R. Dee Erickson and Jay Sheen shall have resigned from the Board of Directors effective ten (10) days after such notice of resignation. Replacement directors shall be appointed pursuant to the terms of the 1993 Settlement Agreement.

    SECTION 5.9 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

    SECTION 5.10 FAIRNESS OPINION. The Company has solicited and received a fairness opinion from Brown-Wright & Associates, Inc., dated June 10, 1996, a copy of which is attached hereto as EXHIBIT 5.10, which addresses the transaction contemplated herein.

    SECTION 5.11 TERMINATION EXPENSES. If this Agreement is terminated due to Company's failure to satisfy any one or more of the conditions set forth in
Article IV and this Article V, then the Company shall pay the Purchaser the fees, costs and expenses incurred by the Purchaser in its negotiation of the Letter of Intent, this Agreement, its due diligence review including, but not limited to, the procurements of surveys, and title related documents and environmental reports and any other fees, costs and expenses incurred by the Purchaser in contemplation of its completion of this transaction, including, but not limited to costs associated with litigation.

    SECTION 5.12 FIFE EMPLOYMENT AGREEMENT. The Company shall employ Fife, as President, on terms to be negotiated, which shall provide reasonable compensation for services to be rendered, provided that the compensation in any year shall not exceed Two Hundred

Thousand Dollars ($200,000). Notwithstanding anything to the contrary contained herein, the payment of compensation in excess of that provided in the employment agreement shall be used to reduce any obligations due or to become due under the Note.


                                      ARTICLE VI

                       CONDITIONS TO THE COMPANY'S OBLIGATIONS

    The obligation of the Company to sell the Purchased Shares to Purchaser on the Closing Date is subject to the following conditions:

    SECTION 6.1 OPINIONS OF PURCHASER'S COUNSEL. Purchaser shall have furnished the Company with an opinion, dated the Closing Date, addressed to the Company, of Wildman, Harrold, Allen & Dixon, to the effect set forth in
EXHIBIT 6.1 hereto.

    SECTION 6.2 GOOD STANDING CERTIFICATES. The Purchaser shall have delivered to the Company (a) copies of the Purchaser's Articles of Incorporation, including all amendments thereto, certified by the Secretary of State or other appropriate official of the State of Delaware, (b) certificates from the Secretary of State or other appropriate official of the State of Delaware, to the effect that the Purchaser is in good standing, (c) a certificate from the Secretary of State or other appropriate official in each state where the Purchaser is qualified to do business to the effect that the Purchaser is in good standing in such state, and (d) a copy of the Purchaser's By-laws including all amendments thereto, certified by the Purchaser's Secretary.

    SECTION 6.3 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; Purchaser shall have delivered to the Company a certificate, dated the Closing Date, to such effect.

    SECTION 6.4 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel.

    SECTION 6.5 VERIFICATION. Purchaser shall provide to the Company a certification of its sole shareholder's net worth, which net worth shall be not less than that shown on the financial statements previously submitted to the Company. A copy of the resume of Purchaser's sole shareholder is attached hereto as EXHIBIT 6.5.

                                     ARTICLE VII

                        SURVIVAL OF REPRESENTATIONS; INDEMNITY

    SECTION 7.1 SURVIVAL OF REPRESENTATIONS AND COVENANTS. (a) The respective representations and warranties of the Company and Purchaser contained in this Agreement or in any Schedule or Exhibit delivered pursuant hereto shall survive the Closing Date for a period of two years, excepting fraud and applicable tax statutes of limitation. Furthermore the covenants contained in Sections 1.3, 7.2, 8.1, 8.5, 10.1 and 10.3 shall survive the Closing Date for a period of two years, unless otherwise specifically provided for herein. Furthermore, the terms and conditions of the Option set forth in Section 1.3 shall survive the Closing Date for a period of ten (10) years. The limitations set forth in Section 5.12 shall expire when the Note is paid in full.

    (b) In the event that Purchaser wishes to make a claim of offset against amounts due under the Note, Purchaser must first submit a written notice, providing a description of the claim being made to the Board of Directors of the Company. The Board of Directors shall appoint a committee consisting of three
(3) minority shareholders for the purpose of investigating the claim made by Purchaser. This committee shall have forty-five (45) days from the date of the submission of the notice of the claim to reach a determination as to whether the claim will be honored or denied. Reasonable attorney fees and costs associated with such investigation shall be paid for by the Company. In the event the claim is denied by the Committee, Purchaser may either: (i) file a suit in accordance with the jurisdictional requirements set forth in Section 10.3 hereof, where the issue will be decided before a judge and not a jury, or (ii) submit the issue to binding arbitration before the American Arbitration Association.

    SECTION 7.2  INDEMNIFICATION.

    (a) The Company agrees to indemnify and hold Purchaser and its shareholders, officers, directors, attorney, agents, successors and assigns harmless from and against any damages, losses or expenses suffered or paid, directly or indirectly, as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees incurred in litigation or otherwise, assessed, incurred or sustained out of, (i) the failure of any representation or warranty made by the Company on behalf of itself and/or any of its Subsidiaries or Affiliates in this Agreement or in any Schedule or Exhibit delivered hereto; or (ii) Purchaser's negotiation, execution and/or consummation of the Letter of Intent, this Agreement, and the transactions contemplated hereby and hereunder; provided, however, the indemnification provisions herein shall not apply to fraud or wilful misconduct on the part of Purchaser.

    (b) The Purchaser agrees to indemnify, and hold the Company and its shareholders, officers, director and agents harmless from and against any damages, losses or expenses suffered or paid, directly or indirectly, as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees incurred in litigation or otherwise, assessed, incurred or sustained out of the failure of any representation or warranty made by the Purchaser in this Agreement or in any Schedule or Exhibit delivered hereto; provided, however, the indemnification provisions herein shall not apply to fraud or wilful misconduct on the part of the Company and its shareholders, officers, directors or agents.

    (c) Purchaser agrees to take all actions necessary to cause the Company to honor its obligations to indemnify the Company's officers and directors, to the fullest extent permitted by law, including, but not limited to, the advancement of their legal fees and costs in connection with all present and future litigation involving them in their capacities as officers and directors of the Company.

    (d) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for breach of representation, warranty, or covenant.

    (e)  The obligations to indemnify and hold harmless pursuant to this
Section 7.2 shall survive the consummation of the transactions contemplated hereby.


                                     ARTICLE VIII

                                POST-CLOSING COVENANTS

    SECTION 8.1 LITIGATION SUPPORT. In the event and for so long as Purchaser actively is contesting or defending against any charge, complaint, action, suit, proceeding, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, circumstance, status, condition, activity, occurrence, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiaries, each of the other Parties shall cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the Purchaser (unless the Purchaser is entitled to indemnification therefor).

    SECTION 8.2 TRANSITION. No officer or director of the Company shall take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company and its Subsidiaries from maintaining the same business relationships with the Company and its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing.

    SECTION 8.3 CONFIDENTIALITY. Each officer and director of the Company shall treat and hold as confidential all of the information concerning the businesses of the Company and its Subsidiaries (the "INFORMATION"), refrain from using any of the Information except in connection with the affairs of the Company. If any of the officers or directors of the Company is requested or required in any legal proceeding to disclose any of the Information, then that Person shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 8.3. If, in the absence of a protective order or the receipt of a waiver hereunder, any Person is, on the advice of counsel, compelled to disclose any of the Information to any tribunal or else stand liable for contempt, that Person may disclose the Information to the tribunal; provided, however, that the disclosing Person shall use his, her or its best efforts to obtain an order or other assurance that confidential treatment shall be accorded to such portion of the Information required to be disclosed as the Purchaser shall designate. The foregoing provisions shall not apply to any Information which is generally available to the public or otherwise in the public domain immediately prior to the time of disclosure.

    SECTION 8.4 RESTRICTIONS ON TRANSFERS OF NOTE. The Note shall be imprinted with a legend substantially in the following form:

    THIS NOTE WAS ORIGINALLY ISSUED ON JULY 3, 1996, PURSUANT TO THE TERMS SET FORTH IN A STOCK PURCHASE AGREEMENT DATED AS OF JULY 3, 1996 (THE "PURCHASE AGREEMENT") AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
    THE TRANSFER OF THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE PURCHASE AGREEMENT. THE ISSUER OF THIS NOTE SHALL FURNISH A COPY OF THESE PROVISIONS TO THE
    HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.

If the Company desires to transfer the Note, it must (i) obtain and provide to Purchaser a written opinion satisfactory to Purchaser in form and substance satisfactory to the Purchaser by reason of experience to the effect that the holder may transfer the Note as desired without registration under the Securities Act and (ii) obtain and provide to Purchaser a written undertaking executed by the desired transferee satisfactory to the Purchaser in form and substance agreeing to be bound by the restrictions on transfer contained herein.

    SECTION 8.5 REVERSE SPLIT. Subsequent to the Closing Date and at the earliest possible date, and in any event no later than six (6) months following the Closing, the Company shall cause a 1,000 to 1 share reverse split of the Company's Stock to the shareholders of record thirty (30) days prior to the contemplated closing of the Reverse Split (as defined below) (the "RECORD DATE"), at Three and 35/100 Dollars ($3.35) per share, with fractional shareholders given the option to either purchase additional fractional shares to round up to one whole share following the reverse split or sell their fractional shares for cash to the Company (the "REVERSE SPLIT"). The parties agree that Purchaser may, at its option, be issued additional shares at a price per share equal to Three and 35/100 Dollars ($3.35) on the same terms as provided in the Option, so that after the Reverse Split, the Purchaser shall own fifty and one/half percent (50.5%) of the outstanding shares of the Company.

    The Reverse Split shall be conditioned upon:

         (i) The Company complying with applicable provisions of federal and state law, including, without limitation, Section 13(e) of the Securities and Exchange Act of 1934, and the regulations promulgated thereunder, to the extent required;

         (ii) The Company shall have six (6) months from the date of Closing to complete the Reverse Split subject to receipt of appropriate governmental regulatory clearances and approvals; and

         (iii) The notice to the Company's shareholders of the Reverse Split shall include disclosure that the Company may subsequently elect to take steps to take the Company private.

    Any financing needed to complete the Reverse Split shall be personally guaranteed by Fife, the sole shareholder of Purchaser.

    Any shares redeemed by the Company pursuant to the Reverse Split (the "RETURNED SHARES") shall be designated by the Company as such. Immediately following the conclusion of the Reverse Split and subject to compliance with all applicable federal and state securities laws, the Returned Shares shall be offered for sale by the Company to the remaining shareholders of the Company other than Purchaser or its affiliates, on a pro rata basis (the "RETURNED SHARES OPTION"), at a purchase price per share equal to Three and 35/100 Dollars ($3.35) (the "RETURNED SHARE PURCHASE PRICE"). Twenty-five percent (25%) of the Returned Share Purchase Price shall be payable immediately in cash upon exercise of the Returned Share Option with the remaining balance of Two and 51/100 Dollars ($2.51) per share being evidenced by a promissory note, payable in three
(3) years (the "RETURNED SHARES NOTE"). The Returned Shares Note shall bear simple interest at the short term applicable federal rate as stated in June 1996, which interest shall be payable annually in arrears. Notice shall be given to the shareholders of the availability of the Returned Share Option. In the event the Returned Share Option is over-subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro rata basis (as determined by the number of shares each of the exercising shareholders holds as of the Record Date). Payment of the Returned Shares Note shall be secured by a pledge of the Returned Shares purchased pursuant to a stock pledge agreement to be provided by the Company. Exercising shareholders purchasing Returned Shares shall be required to apply any dividends, distributions or other payments made to the shareholder of the Company on the Returned Shares to payment of the unpaid balance of the Returned Shares Note. Returned Shares purchased by an exercising shareholder shall be fully votable in accordance with the terms of the Company's organizational documents and other agreements binding the Company. The parties acknowledge that the shares of the Company being purchased from Anne Morgan and Victoria Morgan pursuant to the 1996 Settlement Agreement shall not be considered or be a part of the Returned Shares.

                                      ARTICLE IX

                                INTENTIONALLY OMITTED


                                      ARTICLE X

                                    MISCELLANEOUS

    SECTION 10.1 EXPENSES. If the transaction contemplated hereunder is consummated, the Company shall pay the out-of-pocket fees and expenses, including attorneys fees and costs, incurred by Purchaser in connection with the negotiation, preparation, execution and delivery of the Letter of Intent, this Agreement, the 1996 Settlement Agreement and any other agreements and documents contemplated thereby and its due diligence investigation including, but not limited to, procurement of surveys and other title related documents and environmental reports.

    SECTION 10.2 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Utah.

    SECTION 10.3 JURISDICTION. The Parties irrevocably agree that any judicial proceeding brought against any of the Parties on any dispute arising out of this Agreement or any matter related hereto shall be brought in the Third District Court of the State of Utah, or in the United States District Court for the Central Division of Utah, and each of the Parties accepts for himself, herself or itself the exclusive jurisdiction of the aforesaid courts, and irrevocably consents to the jurisdiction of such court, waives any objection to venue in such court and agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Utah for any purpose except as provided above and shall not be deemed to confer rights on any person other than the Parties.

    SECTION 10.4 CAPTIONS. The Article and Section captions used in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

    SECTION 10.5 PUBLICITY. Except as otherwise required by law, no Party shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other Parties to the contents and the manner of presentation and publication thereof.

    SECTION 10.6 NOTICES. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by telefax or by registered or certified mail, postage prepaid, addressed as follows:


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

    If to Purchaser:    John Fife, President
                             c/o Inter-Mountain Capital Corp.
                             360 East Randolph Street
                             Suite 2402
                             Chicago, Illinois 60601
                             Telephone:  (312) 565-1569
                             Facsimile:  (312) 819-9701

    with a copy to:     Alan B. Roth, Esq.
                             Wildman, Harrold, Allen & Dixon
                             225 West Wacker Drive
                             Chicago, Illinois  60606-1229
                             Telephone:  (312) 201-2633
                             Facsimile:  (312) 201-2555

    If to the Company:  R. Dee Erickson, Chairman of the Board
                             Utah Resources International, Inc.
                             297 West Hilton Drive, Suite #4
                             St. George, Utah 84770
                             Telephone:  (801) 628-8080
                             Facsimile:  (801) 299-8580

    with a copy to:     John Dahlstrom, Esq.
                             Jardine, Linebaugh & Dunn
                             370 East South Temple
                             Suite 400
                             Salt Lake City, Utah 84111-1290
                             Telephone:  (801) 532-7700
                             Facsimile:  (801) 355-7725

or such other address as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telex or mailed.

    SECTION 10.7 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and assigns.

    SECTION 10.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

    SECTION 10.9 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the Parties with


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

respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings among the Parties with respect to such subject matter.

    SECTION 10.10 AMENDMENTS. Any provision of this Agreement can be waived, amended, supplemented or modified by a written agreement of Purchaser and the Company.

    SECTION 10.11 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

    SECTION 10.12 THIRD PARTY BENEFICIARIES. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

    SECTION 10.13 TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

    (a) the Purchaser and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing; or

    (b) the Purchaser may terminate this Agreement by giving written notice to the Company any time prior to the Closing in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing in the event the Purchaser is in breach, of any material representation, warranty, or covenant contained herein in any material respect.

    SECTION 10.14 CONSTRUCTION. The language contained herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

    SECTION 10.15 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The parties acknowledge that certain of the Schedules and Exhibits hereunder have not been completed at the execution hereof and that the Parties agree that all such Exhibits and Schedules shall be completed and mutually agreed upon prior to Closing.

    SECTION 10.16 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to any other remedy to which they may be entitled, at law or in equity).

    IN WITNESS WHEREOF, the Purchaser and the Company have caused their corporate names to be subscribed by an officer duly authorized, all as of the day and year first above written.

                             Purchaser:

                             INTER-MOUNTAIN CAPITAL CORP.,
                             a Delaware corporation



                             By:
                                  ---------------------------------------
                             Its:
                                  ---------------------------------------

                             Company:

                             UTAH RESOURCES INTERNATIONAL, INC.,
                             a Utah corporation



                             By:
                                  ---------------------------------------
                             Its:
                                  ---------------------------------------


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